Contact: Thomas Joyce, Public Relations (612) 303-3167 Judith Murphy, Investor Relations (612) 303-0783	News Release

DOREEN WOO HO AND ROLAND A. HERNANDEZ JOIN
U.S. BANCORP BOARD OF DIRECTORS

MINNEAPOLIS (December 13, 2011) — U.S. Bancorp (NYSE: USB) announced today that its Board of Directors has elected Doreen Woo Ho and Roland A. Hernandez as directors of the company effective as of January 16, 2012.

Woo Ho, 63, is a Commissioner of the San Francisco Port Commission, the governing board responsible for the San Francisco, California, waterfront adjacent to San Francisco Bay. Woo Ho was appointed to the San Francisco Port Commission in May 2011 after having served over 35 years in the banking industry, including as the President and Chief Executive Officer of United Commercial Bank.

Hernandez, 54, is the Founding Principal and Chief Executive Officer of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets. Hernandez founded Hernandez Media Ventures in 2001 after having served as Chairman, President and Chief Executive Officer of Telemundo Group, Inc., a Spanish-language television and entertainment company.

“We are delighted to welcome Doreen and Roland to our Board,” said Richard K. Davis, chairman, president and chief executive officer of U.S. Bancorp. “Doreen’s extensive commercial and consumer banking background, along with her first-hand experience in the California banking market, will be an excellent asset to our company. Roland’s broad retail consumer insights and extensive corporate governance experience will make him a great addition to U.S. Bancorp’s Board of Directors.”

Minneapolis-based U.S. Bancorp (USB), with $330 billion in assets as of September 30, 2011, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The company operates 3,089 banking offices in 25 states and 5,092 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp and its employees are dedicated to improving the communities they serve, for which the company earned the 2011 Spirit of America Award, the highest honor bestowed on a company by United Way. Visit U.S. Bancorp on the web at usbank.com.

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